JPMorgan Chase Financial Company LLC

Amendment No 1. to Pricing Supplement No. 368

Registration Statement Nos. 333-209682 and 333-209682-01

Dated July 13, 2016

Filed pursuant to Rule 424(b)(3)

Structured Investments

Opportunities in U.S. Equities

Contingent Income Callable Securities due July 6, 2026

Based on the Value of the S&P 500® Index
Principal at Risk Securities

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

For the avoidance of doubt, and notwithstanding anything to the contrary set forth in pricing supplement no. 368 dated June 30, 2016 (the “pricing supplement”):

•	the initial index value is 2,098.86, which was the closing level of the underlying index on the pricing date; and

•	the final index value will be the closing level of the underlying index on the final determination date.

CUSIP/ISIN: 46646EGZ9 / US46646EGZ97

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement and “Risk Factors” beginning on page 9 of the pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the pricing supplement describing the offering and the related product supplement no. MS-1-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Securities” in the pricing supplement.

Pricing supplement no. 368:

http://www.sec.gov/Archives/edgar/data/19617/000089109216015916/e70354_424b2.htm

Product supplement no. MS-1-I dated June 3, 2016:

http://www.sec.gov/Archives/edgar/data/19617/000095010316013935/crt_dp64833-424b2.pdf

Prospectus supplement and prospectus, each dated April 15, 2016:

http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf